Exhibit 12.1

                             TV GUIDE, INC.
            COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                       SIX MONTHS ENDED JUNE 30,
                (amounts in thousands, except for ratios)
                               (unaudited)


                              Three Months Ended      Six Months Ended
                                    June 30,               June 30,
                               2000        1999       2000        1999
                               ----        ----       ----        ----

Earnings Available for
  Fixed Charges:
    Income before income
      taxes and minority
      interest               $10,574     $19,254     $20,118    $45,529
    Interest and expense
      on indebtedness         13,791      12,318      27,102     18,353
    One-third of rental
      expense, net of
      sub-leasing income
      for operating
      leases                   2,536       2,180       5,036      3,727
                             -------     -------     -------    -------
                             $26,901     $33,752     $52,256    $67,609
                             =======     =======     =======    =======

Fixed Charges:
  Interest and expense
    on indebtedness          $13,791     $12,318     $27,102    $18,353
  One-third of rental
    expense, net of
    sub-leasing income
    for operating
    leases                     2,536       2,180       5,036      3,727
                             -------     -------     -------    -------
                             $16,327     $14,498     $32,138    $22,080
                             =======     =======     =======    =======

Ratio of earning to
  fixed charges                 1.65        2.33        1.63       3.06